Ex 99.2

Fourth Quarter 2015 IDEX Corporation Earnings Conference Call
January-28-2016
Confirmation #13620002

IDEX CORPORATION
Fourth Quarter 2015 Earnings Conference Call
January-28-2016
Confirmation #13620002

Operator: Greetings, and welcome to the fourth quarter 2015 IDEX Corporation earnings conference call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

With no further ado, I would like to turn the conference over to your host, Michael Yates, Chief Accounting Officer. Thank you, Mr. Yates. You may begin.

Mr. Mike Yates: Thank you, Tim. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX fourth quarter and full year financial highlights.

Last night we issued a press release outlining our company's financial and operating performance for the three and 12-month periods ending December 31st, 2015. The press release, along with the presentation slides to be used during today's webcast, can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer. The format for our call today is--follows.

We will begin with Andy providing an overview of the fourth quarter and full year financial results, and then he will provide an update on what we're seeing in the world and discuss our capital deployment. He'll then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the first quarter and full year 2016. Following our prepared remarks, we'll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13620002, or you may simply log on to the company's home page for a replay of the webcast.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn the call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike. Good morning, everybody. I appreciate you joining us here for the fourth quarter call.

A year ago when we were on this call, we talked about there being a difficult macro environment and the headwinds that really lay ahead for 2015. And, those conditions played out, and in fact played out, a little bit more difficult than we had even anticipated.

The reasons for it I think everybody's aware of, and they certainly didn't escape us. We had the strong U.S. dollar which hit us significantly at--in the year; the impact of energy prices that really rippled through much of the industrial economy. There were low crop prices, and it hit farm income and ultimately hit the ag market.

And those factors really played out in two major markets, in the U.S. industrial and in the Chinese industrial markets. And I think the conditions that we're seeing here today that we saw in 2015 and the conditions that we expect to see in 2016, are really impacted by that.

That being said the strength of our diversified and our balanced portfolio and the quality of our teams really demonstrated themselves here throughout the year. And I'm very proud of the execution of the teams, uh, through 2015 and our expectations of continuing to drive strong performance, uh, operationally in 2016.

We saw this play out in the numbers in a handful of ways. Year-over-year, our gross margin was up by 60 basis points and our op margin was up by 30 basis points. We had an 80 basis point improvement in op margin in HST, and an impressive 120 basis point improvement in op margin in fire safety/diversified. We also generated $322 million of free cash flow. That was a 114 percent conversion.

And we got aggressive on restructuring in the back half of last year when we saw the softening happening in the second quarter. We spent about $11 million in restructuring, and we're going to save about $12 million in total, $10 million incrementally in 2016.

The other part of our strategy that really plays itself through and I think allows us to differentiate in this kind of environment is our value centric approach, very thoughtful approach to capital deployment.

In this past year, we completed three acquisitions. We spent about $200 million. We retired an 81 million euro note. We also divested a small product line in our Ismatec business in scientific fluidics, and it had a pre-tax gain of about $18 million.

And we bought back 2.8 million shares, spending just over $200 million to do so.

As I look at the year ahead, I--frankly, I think that 2016 is going to look a lot like 2015. The near term environment is one of slow-- slow growth overall, negative growth potentially. But our business fundamentals remain outstanding.

If you look at the critical nature of our products, the large installed base, and the high replacement cost, none of these things have changed. The moats around our businesses and our capability of driving very high returns in these businesses remains the same.

And we'll continue to focus on where we have strength in 2016; around operational improvement, around our positionings in the marketplace, uh, and around productivity and, of course, putting money to work intelligently for you, our shareholders.

Before I get--get into the results for the year and for the quarter, let me take a second and just tell you what we're seeing in our markets, and in regions around the world. First, on the market side, if you look at energy and chemical everyone's painfully aware of the difficulties in the energy market.

We certainly have felt the impact of that in our energy business, BAND-IT and Sealing Solutions. As you know, we don't have a lot of exposure upstream. We do have some, but the bigger impact now is really the rippling CapEx effects, uh, as it moves through the industrial economy.

The chemical side, we do expect it to be lower growth than it was in the year, but we still expect it to be a good news story in 2016.

Industrial is really around the U.S. and China. Now, if you look at industrial distribution in North America, it started softening in the second quarter of last year, and that continued through the balance of the year. We don't think that that gets worse in 2016, but we do expect it to continue to be soft relative to history.

On the ag side the markets have been hit hard. Overall, farm income is down, and we're certain to see that play out for the OEM orders in the marketplace. But, our position is very niche-y with our Banjo brand. We have outstanding positions. It's a terrific business, and we just continue to really make sure that we're in the right places when a rebound does happen.

Scientific fluidics, and really the life sciences businesses in general, continue to be a bright spot. They were in 2015, and we expect it again in 2016. And they--and we really have terrific positioning in analytical instrumentation, bio, and IVD. As I look at the new products that are coming to market we know what our positioning looks like there. And overall, that's a good news story.

Municipal is also a bright spot. We had low single digit growth in 2015. We expect that momentum to continue into 2016. We're seeing nice opportunities there also in terms of our ability to penetrate markets.

In terms of regionally, I've really touched on this already. But, just quickly, North America, the story is really around two different worlds. One is industrial, which is very soft, and the other is municipal and life sciences, which is solid.

Europe, Western Europe is actually stable and in decent shape. We think the conditions there will remain the same in 2016.

And Asia, which is really driven by China, there's no doubt that China is in an industrial recession, has been here for some time. We've certainly felt that pinch there. But, I think it's important to know that we really view the long term opportunity in China with our business as being very good.

And, you know, we've said this many times in the past. As things cycle downward, we often find ourselves, uh, being much more aggressive to be able to grow our business long term and take advantage of when others are being hesitant.

The other part to our strategy and how we really differentiate is around capital deployment. And I already noted some of the things that we've done in 2015, but we're going to continue this four prong strategy that we laid out a number of years ago.

So, number one, uh, we're going to fully fund organic growth and continue to make growth investments in good times and in challenging times. We're going to pay a consistent and, uh--and robust dividend. We're going to buy back shares when we believe they're below intrinsic value. And we're going to execute on M&A. And, we have done all of these things for the last handful of year, and we're going to continue to ride that strategy.

On the organic growth front we have continued to focus in on markets and customers where we think we can significantly differentiate and we can grow highly profitable business. Some examples of that that we saw in 2015 now playing out in 2016 are the launch of our StrongArm and our rescue business, and certainly the terrific success of our fluidics systems and life sciences.

In terms of dividends and share repurchase, we returned about 34 percent of net income last year. In terms of dividends, we grew that by 14 percent in 2015. And we also bought back 2.8 million shares for $210 million in 2015. You should expect to see the trends around those two things remain pretty much the same in 2016.

On M&A, as I mentioned before we bought three companies last year for about $200 million, Novotema, Alfa Valvole, and CiDRA Precision Services. And in 2016, we anticipate significantly exceeding this level.

And so, we've got a great balance sheet, we have terrific cash flows, and we have a very nice overall pipeline. Uh, so, this will be an important part of our strategy here, uh, going into this year.

With that, let's turn to the full year results. I'm on slide four. So, just as a reminder, these results exclude the impact of restructuring in both the full year and the fourth quarter, and the gain of the sale on the Ismatec business that we had last year.

In 2015, we had revenue of $2 billion. That was down 6 percent, down 4 percent organically. We also had orders of $2 billion, which was down 5 percent, down 2 percent organically. Orders and sales, they continued to be soft, uh, in 2015, really pressured by, uh, the impacts I mentioned before, the oil and gas and the ag markets, and really the slowing overall North American industrial.

The good news story here was op margin. It was 21 percent, up 30 basis points year-over-year. And again, I'm very, very proud of the teams, uh, focus on driving productivity and margin expansion even in a tough top line environment.

Free cash flow was a robust $322 million, or 114 percent of net income. GAAP EPS for the year was 3.62, and adjusted EPS was 3.55. The 7 percent, uh, positive gain was really due to the restructuring actions and the, uh, gain on the sale of Ismatec.

For the quarter, orders and sales decreased 4 percent organically. Adjusted operating margin, uh, increased 40 basis points, uh, over the prior year to 21 percent. That was driven by strength in FMT and Diversified, which were up 40 and 280 basis points respectively.

Free cash flow was strong at $88 million, or 130 percent of net income. Uh, and for the full year and for the quarter, please keep in mind that we had a $2.6 million benefit, or about 3 cents a share, income tax, uh, from the decrease in the Italian statutory rate in late December. So, we ended up with 94 cents a share, which was up 6 percent from prior year.

Okay. Let's turn to the segment discussion. I'm on slide five. And as always, we'll start with fluid and metering. FMT closed out the year with a 1 percent increase in organic orders, uh, in Q4, and a 1 percent decline in organic orders for the full year.

Sales were down 5 percent for the quarter and 2 percent for the full year. Op margin was up 40 basis points in the quarter, but down a modest 20 basis points, uh, to 24.6 percent for the year. And really very, very solid execution here for our energy business, in driving productivity and continuing to keep very strong margins, uh, uh, in this segment.

In water services, uh, the North American and the European markets were decent, low single digit growth, and we expect that to play out again in 2016. And, uh--and this is a place where we continue to see really great innovation, uh, driving those marketplaces and nice opportunities in 2016, uh, and beyond.

I've talked a lot about it already, the industrial markets. Uh, they were a significant headwind, uh, for FMT in, uh--in 2015. Very low CapEx spending on projects, uh, really, and the impact of, uh--of oil and gas spending, uh, rippling through that marketplace.

The top line pressures we expect them to continue, but they are flattening out. They're not going to further deteriorate in 2016, and we will continue to drive productivity and margin expansion in the segment.

I’m very pleased with the performance of our recent acquisition, Alfa Valvole. The integration has gone well, and we anticipate solid performance in 2016.

In our energy business, there was some top line softness, really the impact of upstream oil and gas. But, it was offset by nice efficiency gains and great margin expansion. In 2016, there's similar headwinds.

And we also have a little bit of our truck--the truck business, in terms of our mobile meters, will be a little bit softer but should be offset nicely by our aviation business.

And finally, in ag, I've talked about this enough already. But, we continue--we do believe it's going to be soft in 2016 but certainly do expect the bottom in this year.

All right, let me move to health and science. I'm on slide six. So, the overall results in the quarter for health and science were really driven by a strength in life science markets, offset by weakness in the industrial. And there was a little bit of a poor mix impact here.

So, that was the story for the fourth quarter but also for the year. So, strong life sciences and scientific and weaker on the industrial side.

In the fourth quarter, orders were down 6 percent and sales were down 2 percent. And for the year, HST had a 2 percent decline in orders and a 1 percent decline in sales. Margins decreased 60 basis points in the quarter, but they are up nicely, 80 basis points, for the year.

Scientific fluidics, the overall marketplace here is strong, and we expect it to continue in 2016. End market demand, whether it's analytical instrumentation, bio, or IVD, uh, all remain nicely positive. And again, we've got really nice positioning and innovation this segment of our market.

Sealing solutions, it's really a tale of two sides. One is the oil and gas business, which has been soft, and the other, which is their penetration into the semiconductor market, which has been quite good. This certainly has been a negative mix where we're more profitable on the oil and gas side than we are in semi, so that's played itself out a bit.

The trends here that we've talked about remain the same relative to our expectations in 2016, a tough industrial market, but an improving landscape on the scientific side.

Optics and photonics were stable in the quarter. End markets in terms of industrial and laser optics were weaker offset by strength in life sciences. Profitability has been a good news story there in 2015, and should be again in 2016.

HST industrial, looks a lot like FMT. the stories are very, very similar. We have great positioning here. We've driven nice productivity but we certainly are feeling the headwinds of the overall industrial landscape.

Material process, globally, large capital projects were really put on hold in 2015. And we don't expect a big rebound in 2016, although we do have nice, targeted projects that we're working on, and our ability to make our own luck here in this business.

All right, I'm on our last segment, Diversified. I'm on slide seven. Now remember, this is a--this segment has really had the biggest swings that we've seen, from some large impacts, of orders and sales here over the last year, really driven by our fire trailer sales and our large rescue order, and then some softness on the BAND-IT side due to oil and gas.

Organic orders were down 6 percent for the full year, and we had a 10 percent decline in organic sales. Operating margins improved nicely in the fourth quarter, up 280 basis points and, for the year, up 120 basis points. So, another impressive result, although admittedly coming off a, --a soft comp year in, --in the fourth quarter 2014.

Dispensing had excellent growth in 2015. The core markets in North America, Western Europe, and India all had impressive growth in the year. And we expect that to continue in 2016.

Sales of our X-SMART product have been terrific and are driving top line and bottom line improvement. And the overall new product pipeline in dispensing is, --is very robust.

In terms of fire suppression, the markets in North America and the UK have had solid performance, and we expect stability in 2016.

The rest of the world remains pretty choppy. If you look at the emerging markets and the budget tightness across those emerging markets for fire that's going to be tight. And that also impacts rescue.

So--and our rescue business, had a very strong North American sales from our eDRAULIC 2.0 and the launch of StrongArm. But, this is our most global business and has really been impacted the most by the tight budgets in emerging markets.

And finally, BAND-IT. You know, BAND-IT has been a profit engine for this company. It continues to be. The impacts from oil and gas, were tough for BAND-IT in, the year but they continue to have strength on their transportation business. And, this is a business that we'll continue to invest in and grow aggressively over time.

All right. I’m going to have two more slides here. We'll talk about overall 2016 guidance and then a few points on the quarter. I'm on slide eight.

So, for the year, we really expect organic growth to be down 1 percent to plus 1 percent. And that's fundamentally a macro call, looking at the markets that we play in. We would expect to outgrow our markets but we do expect there to be relative softness throughout 2016. If you look on both sides of this bracketing, down 1 to up 1, it's about a 10 cent headwind to a 7 cent tailwind, depending upon which side of the ledger we end up on.

In terms of FX, we are primarily impacted by fluctuations in the euro, the Canadian dollar, and the pound. If we kind of put all that into the mix, the impact in 2016 is much more modest than the impact was in 2015. This year we expect about a $17 million impact at today's rates, which is about a 3 cent headwind.

We do expect the acquisitions of Novotema, Alfa Valvole and CiDRA to add nicely to the business. But, remember that will be offset to some degree by the sale of the Ismatec business.

The net of this, so the gross would have been up about, 5, 5.5 cents in the year. But, offsetting Ismatec gets us to about 4 cents of positive impact and $21 million of sales for the year.

In terms of tax rate, we expect that to come in at about 28.5 percent. That will be up over this prior year because of the impact of the changes in the-- one-time changes in the Italian statutory rate that we got the benefits of. So, this would be about a 3 cent headwind, versus 2015.

We'll continue our share buyback program. We expect to repurchase about 2 percent of our shares for the year. And so, that'll add about 7 cents in 2016. And the impact of our restructuring gets us about 10 cents of benefit in 2016.

Our productivity will fully offset our wage and material inflation to about a 3 cent benefit. But, as I mentioned before, we're going to continue to invest. So, even in difficult times, we need to make the call and continue to invest in growth opportunities. And we're going to do that again this year. And so, that can be up to a 10 cent impact for the year.

All right. I'm on slide nine, our final slide. Let me talk about Q1 and a few more items around the full year guidance.

For Q1, we're estimating 80 to 82 cents with operating margins of approximately 20 percent. The Q1 tax rate will be 29 percent, and we estimate that to be about a 1, uh--1 percent top line sales impact from FX.

All right, a couple more items for you for the full year. For the full year revenue growth, as I mentioned, we expect negative 1 to positive 1 percent organic growth, and full year operating margin to exceed 21 percent.

Top line FX impact is about 1 percent as I mentioned before, 3 cents of pressure. Full year CapEx will be about $50 million. Free cash flow will be another strong year at 120 percent of net income. And once again, we expect to repurchase about 2 percent of our shares.

As always, please remember that any of the guidance excludes the impact of M&A or the cost and charges associated with acquisitions.

So, with that, Tim, let me stop here and turn it over to questions.

Operator: Thank you. At this time, we will be conducting a question and answer session.

If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove that question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question comes from the line of Mike Halloran of Robert Bird--Baird. Pardon me. Please proceed with your question.

Mr. Mike Halloran: Morning, guys.

Mr. Andy Silvernail: Morning.

Mr. Mike Halloran: Um, so, let's start with the guidance. Could you just talk a little bit about how you think the cadence runs through the year, Andy? It feels like, um, it might be slightly back half loaded. Um, maybe you could just talk about what your underlying assumptions are for improvement in the environment as you work through the year versus comps versus what you see in your order pipeline, things like that.

Mr. Andy Silvernail: Sure. Well, first of all, you know, we--at your conference last year, we talked a lot about the realities of the first half of the year and I think, as I recall, saying--we said we think the year is going to be negative 2 to plus 2. And so, as we look at it today, we think the year is now a negative 1 to plus 1. So, it's tightened a little bit.

In terms of how it flows, we knew that the year of the tougher comps were going to come into the first quarter. And also, the first quarter just has more general expenses than you see in other parts of the year. And that's a pretty typical thing, overall.

Mr. Mike Halloran: Um-hmm.

Mr. Andy Silvernail: We’re not calling for a big second half rebound, Mike. You know, there is some modest rebound expected, but it's not huge. We're mindful that we could go through all of 2016 with it being a tough year. And that's our expectation.

We're--we typically go into these things more cautious than not. As we've said many, many times in the past, we're a business that can respond very rapidly on the upside.

We don't need a lot of direct labor to increase an increasing--or to tackle an increasing order book. At the same time, our high variable margins we want to make sure that we don't have a cost structure that's too heavy, going into more tough times.

Heath, you want to touch on that?

Mr. Heath Mitts: Sure. Mike, you know, the--as normal, the Q1 earnings is typically lower than the rest of the year on comparable sales just because of some Q1 related expenses mainly around stock compensation and otherwise.

So, that's not uncommon for us. There is some natural seasonality Q2--from Q1 to Q2. And then, we just know where some projects line up in terms of certain elements of the business and the timing of those.

So, as we put together the forecast for the year and our budgets for the year that translated into this guidance all of that was taken into consideration in terms of going out with a lower Q1 relative to where we--we're confident that the rest of the quarters will come into--come in alignment.

Mr. Mike Halloran: And are you suggesting then that, if you go to the negative 1 percent organic growth and compare that to the 1 percent at the high end, that the low end doesn't really assume any real fundamental improvement as you work through the year, and the high end assumes some modest improvement in some of those stressed markets?

Mr. Heath Mitts: I think that's a fair--I mean, obviously we touch a lot of different end markets with our diversified portfolio. But, I think that's a fair--.

Mr. Mike Halloran: --Absolutely--.

Mr. Heath Mitts: --Assumption.

Mr. Andy Silvernail: All right. Thanks.

And then, on the the acquisition side, obviously some more bullish comments there than you've made in the last couple years. You know, maybe talk about what gives you the confidence. What kind of things are you seeing in the pipeline? Are these opportunities that have just been gestating over time here that just feel like they're coming to the finish line? Is it that the market has gotten a little bit more conducive? You know, maybe just talk about that confidence factor.

Mr. Andy Silvernail: Yeah. So, no real meaningful changes in the M&A market. I don't see anything that's materially different than it's been in the last 12 months or so.

It really comes down to we have--we've got pretty good visibility of what's in our pipeline. We've had a lot of irons in the fire, and we feel good about where some things are moving.

At the same time, right, things break. So, you know, we've been to the altar many times. But, we feel pretty darn good about where we stand right now --and we think that this will be a good year for M&A for us.

Mr. Mike Halloran: Appreciate the time, guys. Thanks.

Operator: Our next question comes from the line of Allison Poliniak of Wells Fargo.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: [Inaudible], Allison.

Ms. Allison Poliniak: Uh, just, Andy, you know, curious, you know--I know you just touched on the acquisitions, but trying to understand that pipeline a little bit more. You know, you said there was no changes to the market. I mean, is there anything fundamentally that you've done differently over the past few years that maybe built that pipeline up with a little bit more quality type deals for you--?

Mr. Andy Silvernail: --Yeah, you know--.

Ms. Allison Poliniak: --Anything to know--?

Mr. Andy Silvernail: --Yeah. Allison, two years ago--I can't remember if it was this call two years ago, but right around two years ago we talked about the fact that we were putting more resource, um, you know, across the company toward M&A. And that's certainly been--that's certainly helped play out.

If you just kind of look at what came last year, $200 million, and I think we'll--we will certainly beat the $200 million this year in capital deployment. I think it really comes down to where we're putting our time and our effort.

We're talking about things that look like us, right? These are acquisitions that are kind of squarely down the middle of our strike zone. And so, I think it's time, it's focus, and it's some things just playing themselves through the pipeline.

You guys know how this works. This is a--I wish it were a science, but it's a mix between art and science. And it's playing out pretty well right now.

Ms. Allison Poliniak: That's great.

And then, just touching on energy, obviously it's $30 here for crude. You know, you--it sort of sounds like energy's at least stabilized, obviously not getting better for you in the industrial sort of ripple effect.

Mr. Andy Silvernail: Yep.

Ms. Allison Poliniak: But, if we stay at sort of this low level, um, would you expect another step down in terms of some of that spending and constraints there?

Mr. Andy Silvernail: I don't think so for us, just because--knowing where we play in the different parts of the market.

The thing that's been surprising to us and a lot of folks, I think was in the overall ripple effect that we mentioned and you mentioned here just a second ago. It's played out across industrial economy more than I think people had expected.

But, in terms of it being a further step down at the current rates, I don't think so. As we look at our--at the projects that we work on, say Toptech. You know, Toptech has a pretty good view of kind of larger project views. As we look at BAND-IT, which is the more upstream stuff, those things have been hit already. And you can kind of follow the activity that drives that.

The vast majority of our business is midstream. And so, the only kind of incremental negative that I see for us, and I think this is really unique to us, is in our liquid controls business. We touch a lot of mobile applications that are on trucks.

And that truck build is going to come down, we think, in 2016, and--but offset, I think reasonably by where we sit in aviation, which is where we have good share, but there's a lot of penetration to go.

So, net-net, Allison, I think we're-- at this level, I don't think it changes very much.

Ms. Allison Poliniak: Great. Thanks so much.

Mr. Andy Silvernail: Yep.

Operator: Our next question comes from the line of Steven Winkler [sp] of Bernstein. Please proceed with your question.

Mr. Steven Winkler: Thanks. Uh, good morning, all. Um, could we just put a finer point on 1Q? Is the calculation roughly about, you know, negative a percent and a half organic? Is that with the implied? I mean, that's sort of my--the math is sort of getting me to that range. What is--what are you guys suggesting?

Mr. Andy Silvernail: Steven, I would say, yeah, we're--we are--you're in the ballpark. We're looking at low single digit organic, but not significantly different on a--on an absolute sales basis from where Q4 came in.

Mr. Steven Winkler: Okay. And then when you say you're not assuming a second-half ramp, um, you know, but clearly, there must be some here, is--uh, is there anything in that assumption base about, you know, something getting distinctly better during the year, or is this just comp based when you're running the comps through that are getting you to that new range?

Mr. Andy Silvernail: Let me clarify my comment earlier. It's-- we do have some seasonality in the business. And certainly, the uptick from Q1 to Q2 is quite normal in our business. And then there is generally project activity that takes place, some of which is already booked and in our backlog for the back half of the year, over and above kind of what we see as a daily book-and-bill rate.

So, there is some sequential uptick, albeit no doubt on a year-over-year basis, the comps get a lot easier after anniversary the first quarter. That's right.

Mr. Steven Winkler: Okay. And just so I'm clear in terms of the current exposure, if I kind of work across the whole portfolio and add up those things that are kind of being hit cyclically that you went through, so--you know, and please, I'm sure my numbers will be off here. I'd love to be corrected. But, industrial I've got at about 18 to 20 percent of the whole portfolio, energy, oil, and gas, like, 11 to 15, and ag another 2.

Is it something like--that gets me about a third of the portfolio that is being hit right now. Is that--is it--where am I wrong?

Mr. Andy Silvernail: Well, I think--be more general. If--let's generalize it a little bit here, right? So, if you--then I'll dive back in, Steve. So, about 30 percent of the portfolio is life sciences and municipal, right? And about 70 percent is industrially based. And if you start to segment the industrially based pieces the--certainly, you've got it about right on the energy, which is 11 to 15. That's a good number in there of the total portfolio.

And the ag piece is-- is bigger than that. The ag piece is kind of 4, 4 or 5 percent of the overall business. And then you start to slice it down by chemical, by general industrial, etc., etc. That's a pretty good picture.

So, I think the pieces that are being hit hard, right, that have been hit hard are exactly what you just talked about. But, you also have the other pieces that are also kind of hitting the industrial landscape that are--they're soft too, right?

So, that's right--as I kind of look at it and I say, what really ends up happening in 20-- this year is the strength--2016 is the--is life sciences and municipal, offset some of the negative impact in the more industrial, the pieces you called out getting us to that negative one to plus one.

Mr. Steven Winkler: Okay. That's helpful. Thank you. Um, and then maybe just sneaking in one on that M&A orientation, as you're looking at that pipeline right now, I mean, uh, is the category that these, you know, uh, deals are in, first of all, are you able to go larger because of the dislocations in the market? And are you leaning towards, um, any particular segments more so or any kind of characteristics in terms of cyclicality? Any kind of, you know, guidance on that front'd be helpful.

Mr. Andy Silvernail: You bet. So, on the--let me kind of take the back half of that question first, which is, if you look at our funnel, it's actually pretty well spread across the three segments which we're excited about. We've got stuff in all three segments that we're looking at. We can certainly see things breaking this year across the three.

In terms of cyclicality, noncyclical, you know, we don't have a huge ambition to increase cyclicality a lot. You know, we've done a lot over the last decade to moderate that. And so, that strategy will continue, generally.

In terms of overall pricing in what you're seeing, certainly some of the industrial pricing is starting to come down. It's coming down a little bit. It's still not coming down a lot. Money's still cheap in a lot of places, and there's still competition there. The scientific businesses, certainly have more robust multiples than the industrial-based businesses.

Did I capture everything for you, Steve?

Mr. Steven Winkler: Uh, everything except willingness to go larger on the acquisitions now.

Mr. Andy Silvernail: Oh, okay. You know, our sweet spot has always been that kind of 30, 50 million to 250 million. That's our sweet spot. And the reality is there just aren't that many things that are north of $0.5 billion that fit into our strategy.

That being said, there are some. And we absolutely would be willing to, if we could--if we had a view of being able to create significant value. For us we start and stop with the idea of, are we going to create significant value for shareholders to take on incremental risk?

We’ve got a great business here. And so, we're not going to bring on foolish risk, via M&A, and dilute our portfolio. We'd much rather be more thoughtful and--, and make those-- those kind of dead center acquisitions. But, there are a few things that are bigger that we would do, Steve.

Mr. Steven Winkler: Right. Thanks, and good luck.

Mr. Andy Silvernail: You bet.

Operator: Our next question comes from the line of Nathan Jones of Stifel. Please proceed with your question, Mr. Jones.

Mr. Nathan Jones: Good morning, everyone.

Mr. Andy Silvernail: Hey, Nathan.

Mr. Nathan Jones: I'm going to, uh, bait the M&A horse a little bit more. Um, if you think a little bit, uh, longer term than just, you know, how you're going to progress with M&A in 2016, you guys have done, you know, obviously a very good job over the last few years, FMT margins mid-20s, FSD margins mid-20s, health and science margins up into the low 20s.

Mr. Andy Silvernail: Yep.

Mr. Nathan Jones: When do you start thinking about potentially adding another leg, uh, to the portfolio where, you know, you can use the same kind of techniques you have over the last several years to drive margins from something that might start at a lower base, uh, to create value?

Mr. Andy Silvernail: Well, I think, first of all, Nathan, --we have a lot of room, kind of squarely within the businesses that we have today in near adjacencies. You know, if I look at-- if I look at our businesses and say, could we double the size of IDEX organically plus acquisitions that are, you know, right in our dead center and near adjacent, absolutely, we could do that.

I'm not going to say we'd never add another leg, but it's not the first priority. There certainly are a lot of things we've looked at over time. We've analyzed a lot of industries and a lot of subsegs of--subsegments of industries. And there are some things that are very attractive that absolutely fit our business model, and our operating capability.

I don't feel a need to go jump out at those. There are some things that, if they became available at reasonable prices, that we would do. But, they're not priority one.

Mr. Nathan Jones: Okay. That's fair. Um, and obviously lower risk if you're sticking to near adjacencies.

Mr. Andy Silvernail: Yep.

Mr. Nathan Jones: Um, if you're--you know, you did mention significantly higher, uh, plan on spending and M&A. I kind of did some back-of-the-envelope math to get you to a--uh, an upper end maybe of a leverage range after dividends and 100 million of share repurchases that you implied. And I'm getting, like, 5, $600 million of available capital in 2016. Is that a--somewhere in the ballpark of what you're thinking about, knowing that you can't predict timing?

Mr. Andy Silvernail: I think that's a fair number. I mean, we could probably stretch it a little bit more than that in this environment given where our balance sheet sits today. But, you're talking about, with the 100 million plus value, you're talking about, about a $750 million total deployment. I think that's probably fair without-- without getting to uncomfortable.

Mr. Heath Mitts: Yes, just to be clear, Nathan, that is our capacity.

Mr. Nathan Jones: --Yeah--.

Mr. Heath Mitts: --Not necessarily our expectations.

Mr. Andy Silvernail: Correct.

Mr. Nathan Jones: Do you have an expectation?

Mr. Andy Silvernail: Significantly above last year. Sorry.

Mr. Nathan Jones: I figured that's what I'd get. If I could just slip one in on China, you said, you know, China's no doubt in an industrial recession. Can you give us a little bit more color about what, you know, your people on the ground are seeing over there and what your expectations for the progression of that recession is in China?

Mr. Andy Silvernail: Well, as upwards of two years ago, we started having this conversation with you guys, about the-- the softness of what we saw on the ground compared to what was being said everywhere.

And the real issue is overcapacity, overbuilding, right? So, if you look at almost any industrial sector of--in the Chinese economy, there is overcapacity in one way or another. And they're going to have to grow into that capacity.

And so, I think 2016 is going to look a lot like 2015 for China. But, at the same time, we're taking a longer view there. I--China is not an easy place to do business. But, it is a place that we make a lot of money and long term is a place that we want to be. So, we're going to continue to invest.

But, it--we and everybody else are going to have to work through the overcapacity issues over the next 12, 24 months.

Mr. Nathan Jones: All right. Thanks very much for the help.

Mr. Andy Silvernail: Thanks, Nathan.

Operator: Our next question comes from the line of Matt McConnell of RBC Capital Markets. Please proceed with your question.

Mr. Matt McConnell: Thank you. Good morning.

Mr. Andy Silvernail: Hey, Matt.

Mr. Matt McConnell: Um, Andy, just to follow up on your answer to an earlier question, you said you had M&A opportunities in all three segments. And, um, I know fire safety diversified. You--you know, you have such high share. It hasn't really been an M&A focus. Is this somewhere where you'd see, um, opportunities in adjacencies, or, um, what would be the M&A focus there?

Mr. Andy Silvernail: There's some really nice adjacencies in diversifying. And if I look at the fire business, if I look at Band-it we actually have put more resource around some of those areas in the last, 12, 18 months and uncovered some really nice adjacencies that have the same kind of fundamental economics and leverage our strengths.

And so, we would stay very close to home. There's no doubt about it. But, there's some things that are out there that are pretty nice.

Mr. Matt McConnell: Okay. Okay. Great. And then on the growth priorities for 2016, uh, you're investing 3 to 10 cents. So, what are you prioritizing there, and maybe what have you had to scale back, just reflecting that, um, you know, we're in the second year of a pretty tough environment, uh, down organic revenues this year? What are some of the priorities that you'd want to highlight? And maybe what is--uh, how do you get trimmed back a little bit?

Mr. Andy Silvernail: Matt, let me kind of answer that first by--from a high-level perspective and then come down to more specifics. So, our business model really relies on very, very aggressive segmentation, right? So, we're continuingly, segmenting and resegmenting around customers and products and markets where we think the profit pools exist.

And so, if you look over the last couple years and you actually look at what we've done, we've moved our revenue to higher-margin profit pools, and we've taken out structural costs that are really unnecessary to continue to move that margin and drive the returns, and move growth in the places that we think are valuable.

And then frankly, we've taken out--you know, probably in the last two years, we've probably walked away from--I don't know--40, $50 million of revenue. Heath, is that a fair number?

Mr. Heath Mitts: I think, yeah, over the last two years, the number's around 50 million that we've walked away from.

Mr. Andy Silvernail: Yeah. We're actively paring where we don't think we have differentiation and we don't think we have a long-term, strategic advantage and we can move those resources.

And so, that's just part of what we do, you know, year in and year out. And we'll do it again this year. I mean, this year, we'll probably pare back, a percent of revenue, if you look at what we'll actually take out of the business that we think is nonproductive revenue and move those resources to other places.

So, where are we moving it? We're really moving our resources all around our franchises. And if I look at the franchises that we have in IDEX, you know, we have a positive displacement pump franchise around Viking and around Warren Rupp that is outstanding, I mean, really, really outstanding.

Those two businesses are, dang near 15 percent of total revenue, more than that if it's a percentage of total profits. We're going to continue to invest in there, even though their markets are a little bit rough right now.

But, if you look at the three or four new products that are going to get launched this year and next year out of those franchises, they're going to be a big deal and also certainly market development around both of those pieces of that franchise.

We also have a terrific franchise around scientific fluidics and the optical components that match that, so the optical fluidic engine that we've talked about for a long time.

There--we're making some pretty good sized long-term bets in that franchise that, frankly, we're not going to see anything from for two or three years, but we see where the market's going. And we see some big, big upside moves here, where it's going to take market and product development. So, we're certainly putting some resource there around that business.

Our energy franchise, if you look at Liquid Controls, that brand in particular, that is an absolutely terrific brand. we continue to invest there, even in the face of-- of the downturn because we see the data loop going in a major way. It’s moving from-- from hardware and basic software to a data loop. And we need to be able to close that data loop to-- to continue to grow that business. We're investing there.

And then we're making some pretty big bets in India and in China. So, in India, we've built a number of new facilities since 2011, we now--we've built two facilities since 2011. We've grown that business very aggressively. And we have a position where we are a local player in the market where we've built a terrific business and can grow it pretty fast.

And then in China, as we mentioned before, when things are difficult, this is when you can actually make some investments that are at a much bigger discount than you could've three years ago. And if I think 10 years from now, is the Chinese market going to be more important for IDEX or less important for IDEX, it's going to be more important. And so, we need to make those investments there.

Mr. Matt McConnell: Great. Thank you very much for that answer.

Mr. Andy Silvernail: Yeah.

Operator: Our next question comes from the line of Charlie Brady--pardon me, of SunTrust, Robinson, and Humphrey. Please proceed with your question, Mr. Brady.

Mr. Charlie Brady: Andy and Heath, how are you?

Mr. Andy Silvernail: Good, Charlie. How are you?

Mr. Charlie Brady: Pretty good. Thanks. Um, hey, just on--let me focus on dispensing for a second. Um, you know, sounds like the growth was pretty solid there. Can you just give a little more granularity on the parts of that business where you're seeing that growth, I mean, beyond just the broad geographical statements?

Mr. Andy Silvernail: Yeah. Sure, you bet. It's actually--there's strength in three specific things. And two are market related. One is product related. So, on the market side, as you know, over the last four or five years, the competitive dynamic in the U.S. market has-- we have really positioned ourselves extremely well.

And as the business, the overall business, has come back over the last two or three years, our share position has grown meaningfully, and not just big boxes, right? Everyone kind of focuses--is--, focuses on big boxes, but there are a lot of other outlets that are very important to that marketplace.

And through new product development and having things that are-- are better overall price positioning for that middle market we've done well there, and we've continued to take share in the big box arena.

Western Europe, this is more of--, I apologize. This is just more of a general statement. The market improvement in Western Europe that we've taken advantage of that.

And then finally, X-SMART--you know, X-SMART, as you know, we launched out of India. We developed and launched out of India. It has certainly exceeded our expectations over the last few years. And it's a product that's going to move its way into the advanced markets. There's no doubt about it. And we're going to launch here later this year.

X-SMART was kind of a lower price point, very high capability, automatic in dispenser, that really created a market. It--the market was manual, and now we have a-- a product that has really brought the automatic capability into that manual market. And we're going to launch a mid-tier product here, later this year that we think is going to be just as exciting.

Mr. Charlie Brady: Great. Thanks for that color. I appreciate it.

Mr. Andy Silvernail: You bet, Charlie. Thanks.

Operator: Our next question comes from the line of Buponder Bora [sp] of Jefferies. Please proceed with your question.

Mr. Buponder Bora: Just a question on--uh, you know, I believe you spoke about first quarter being weak on the core sales. How should we think about margins? Uh, you know, I believe you gave guidance of 20--uh, I believe it's 21 percent plus. How should we think about, you know, uh, in terms of looking at the productivity, pricing, uh, you know, uh, over the quarters? Is it like first half or the second half, uh, heavy kind of thing? Thanks.

Mr. Andy Silvernail: Uh, Buponder, uh--.

Mr. Buponder Bora: --Yes--.

Mr. Andy Silvernail: --You know, our pricing continues to be, very IDEX like in nature in terms of getting roughly on a gross basis about a point of price. and most of our price increases across the businesses go out in the late fall or, early Q1. So, we get a pretty good sense of what's going to stick on that by the time that we provide this guidance. And that's consistent with where we sit today.

So, there's no doubt that benefits us. In terms of the productivity, as you noticed--as you probably noted on the bridge, that's been a good story. the teams have done an excellent job of being able to offset inflationary concerns. Most of our inflation comes via the labor inflation across the board.

We have been able to hold off on a lot of material input inflationary pressures in the productivity initiatives that will run through the P&L, are both a combination of carryover activities that we get the full-year benefit from in 2016 as well as new initiatives that are continuously underway.

So, we feel pretty good about our ability to-- even in a flat organic growth environment, with the current construct of the portfolio to be able to-- to hold and expand overall operating margins.

Mr. Buponder Bora: Okay. Thanks a lot. And the--you know, the other question I had on the orders, um, if you can just give us some color like, you know, how do you--are you seeing orders, like, in the first--you know, January basically, and how did you exit December?

Mr. Heath Mitts: Well, it--December's always a full-year push, but with the holidays and everything else, no different than any other year. So, you know, we ended the year in I'd say fine fashion. It's never as good as you quite want it to be. And January's off to a reasonable start.

But, there's no doubt that just, as the color that Andy's provided throughout this call, there's certain end markets that are more pressured than others. And the areas that we think are going to be a little bit more robust around municipal and some of the things around life sciences, those areas have continued to be aligned with our guidance and continue to be a little bit stronger.

So, this is going to be--this is-- when you're sitting at flat organic revenue growth, it's a bit of a slugfest throughout the year. And we continue to--to operate in that-- in that mode, knowing that we've got to get more aggressive with the productivity and in other areas where we can control our own destiny knowing that the market support is going to be fairly volatile throughout the year.

Mr. Buponder Bora: Okay. Thanks a lot, guys.

Operator: Our next question comes from the line of Joe Radigan of KeyBanc. Please proceed with your question, Joe.

Mr. Joe Radigan: Thank you. Good morning, guys. Uh--.

Mr. Andy Silvernail: --Hey, Joe--.

Mr. Joe Radigan: --Couple questions on HST. It sounds like scientific fluidics is okay. How are channel inventories there because, in the past, that's caused, you know, one- or two-quarter pauses in growth, uh, every once in a while?

And then is it reasonable to assume sort of mid-single-digit industry growth there based on the content you've won, or is this--uh, I mean, I know you said you're making investments. Is that growth more long term two, three years out?

Mr. Andy Silvernail: So, specific to channel inventories, don't necessarily see anything today that has me particularly concerned. Rhere are a bunch of product launches that happened in the first part of this year--I mean, our customers are launching, right? So, we'll keep a pretty close eye on that.

You know, in terms of the investment cycle that I mentioned before, we opted to come in out of our strategic planning cycle this year to go longer on a particular product innovation that's--it's going to take two or three years to develop. It's a longer bet than we have historically made in some areas. But, if I look back at some of the bigger bets and the bigger successes, that's where they have to-- that's where--that's how they pay off, and that's how you have to go about them.

So, what we're looking at for '16 and '17, is much more around kind of our bread-and-butter product development and market development. And as you get into '18 and '19, we expect to see some of these bigger things come into play.

Mr. Joe Radigan: Okay. And then do you expect any, uh, favorable impact from the budget agreement, specifically the NIH budget I think increased the largest in--uh, at least on, uh, percentage terms in 10 or 12 years. Um, the medical device tax, uh, I think was--uh, at least there's a moratorium on it. Uh, does that benefit you, or is there--is that not really that correlated to your business?

Mr. Andy Silvernail: The medical device tax, the--we're not going to see any impact I don't think from there. On the NIH side, just as we said when the NIH budget got crimped here a few years ago, it's--the dollars themselves and how those dollars are spent are really actually not that big. What they do is they really ripple through the industry. And they start to drive innovation through the industry.

So, I mean, you're talking about an NIH budget that's-- what was it, 35, $36 billion, somewhere in that range. So, relative to the size of the life science industry, that's pretty small.

But, it does certainly drive innovation. And there is a ripple effect. So, the net of it is it certainly is good news. But, we don't get impacted by it really directly. It's more indirect. And it'll take a little bit of time.

Mr. Joe Radigan: Okay. And then lastly, Andy, can you just elaborate a little bit more on what you're seeing at Band-it outside of energy in terms of daily order rates? Have they weakened, uh, you know, through the end of the year, early this year, or, um, just what you're seeing there?

Mr. Andy Silvernail: It's pretty flat. It's pretty flat generally. I would say that the transportation side continues to be good. we got on a whole series of product launches here a few years ago. And that's playing itself out nicely. And we have some nice opportunities, too, to get on some new business.

What I'll call the general industrial stuff, the stuff that we look at as the canary in the coal mine, pretty flat.

Mr. Joe Radigan: Okay. Great. Thanks for the time.

Mr. Andy Silvernail: You bet.

Operator: Our next question comes from the line of Brian Konigsberg of Vertical Research Partners. Please proceed with your question, Brian.

Mr. Brian Konigsberg: All right. Thank you. Good morning.

Mr. Andy Silvernail: Hi, Brian.

Mr. Brian Konigsberg: Um, just coming back to the commentary on price and costs, I guess maybe I just don't quite understand the bridge that you're coming to with the 3 cents. So, if you're saying you get a point of price, materials are--I mean, uh, input prices should be coming down. You're saying kind of flattish. Productivity is offsetting bureaucratic inflation. Why wouldn't price fall through at a much more meaningful rate? I mean, just one point of price, that's kind of like almost 20 cents, not 3.

Mr. Andy Silvernail: --look, let me just clarify. In our--on our bridge, prices is-- is part of what we look at in terms of organic volume as well. So, when we're looking at the productivity side of things, we go into any given year with somewhere between 20 to 25 million of inflationary pressures, two-thirds of which is labor costs, labor inflation.

So, when we're looking at productivity initiatives, we're really looking at, how do we offset those inflationary pressures. And then price, to your point, would then fall through. But, that's embedded as part of our organic calculation.

Mr. Brian Konigsberg: But, you're saying productivity should effectively offset that 20 to 25 million of inflation?

Mr. Andy Silvernail: Correct.

Mr. Heath Mitts: Of wage and material.

Mr. Andy Silvernail: Wage, material, and burden inflation.

Mr. Brian Konigsberg: Right. So, what's left is just price, uh, I mean, just in the--.

Mr. Andy Silvernail: --No, no--.

Mr. Brian Konigsberg: --In the bridge.

Mr. Andy Silvernail: You're--I think you're missing what Heath is saying. So, if you go to the organic calc, right, which is that first line item of, you know, negative 10--.

Mr. Brian Konigsberg: --Right--.

Mr. Andy Silvernail: --To plus seven, uh, price is going to be in that side of the organic calc.

Mr. Heath Mitts: Correct.

Mr. Brian Konigsberg: Okay. Understood. Um, and then just on restructuring, uh, so the 10 million, can you, uh, just talk about how that flows through by segment? And to the extent that you see incremental weakness in '16, is there, uh, obvious places to address, um, if the downside scenario does take place?

Mr. Andy Silvernail: Certainly. I mean, we attack--we got fairly aggressive in the back half of 2015, to the numbers that we've noted here and about the 12 million that is the 2016 impact. Obviously, we received a little bit of benefit towards the later half of '15 as well. But, the 12 million, which is about 10 cents a share, is the 2016 impact from those completed actions.

I would say we are ready if the market ticks down. There are also-- some of that's just going to be volume-based cuts that would be made along those lines.

We are also--at any given times, in good times or bad, have a handful of smaller facility consolidation-type activities that generally take-- can take anywhere from 6 to 18 months to complete depending upon the--how--how complicated it is. And we would be doing those anyway. And you can expect in 2016 that that's happening.

Mr. Brian Konigsberg: Got it. Thank you very much.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Jim Giannakouros of Oppenheimer. Please proceed with your question.

Mr. Jim Giannakouros: Good morning, guys.

Mr. Andy Silvernail: Hi, Jim.

Mr. Jim Giannakouros: Uh, sorry if I didn't get this, but outside of M&A, which, uh, the conversation's been exhausted, uh, which timing and magnitude of spend often comes to yours determined by outside forces a bit, how should we be thinking about, uh, your view of flexing up or down that internal growth spend that you guided to 3 to 10 cent headwind in EPS?

Are there--meaning, are there some projects that are in the maybe column, um, and not necessarily in your, uh, '16 plans, or, uh, it's all a go, and that variability between the 3 and 10 cents really has to do with, uh, top line implications and the related leverage?

Mr. Andy Silvernail: Yeah, so, Jim, some of this is spent and running. And then some of it, we saw the world deteriorate, we could hold back on, right? And those are things that are headcount related that haven't been committed yet. So, we do have some flexibility on that. But, generally, if-- if the markets hold up, you know, we absolutely want to make those. And we-- we don't want to delay those--that spend. But, we have some flexibility.

Mr. Jim Giannakouros: Okay. Got it. Thanks. And again, uh, if M&A doesn't map as you think it will in '16, um, what's the priority ranking between the other uses of cash? I mean, internal investments, uh, is up there. Uh, like you said, get--you know, you'd maybe get it more aggressive when other recede, or should we be thinking that, uh, you get more aggressive on share buybacks would be the, uh, number two?

Mr. Andy Silvernail: I think from-- from, a organic growth and a dividend perspective, those are pretty dialed in, right? So, I don't see anything right now that would say to me go take a large chunk of the rest of the free cash flow and balance sheet capacity to go do that. I think we're very dialed in there. It really would be around looking at where we trade relative to intrinsic value.

And you know, we've talked about in the past, we've got a pretty robust process of how we think about share repurchase, right? So, we're think--we put the work into estimating what we think the company is worth. And when the company is trading at a--kind of a increasing discount to that, we will increase our share repurchase.

But, that being said, strategic M&A is absolutely the first thing we want to do with the excess cash, right? That improves our positioning, um, and allows us to compound capital over time, uh, and grow the business. But, in the absence of that, if we're at a discount to intrinsic value, you should expect to see us ramp up share repurchase.

Mr. Jim Giannakouros: Understood. Thank you. That's all I had.

Mr. Andy Silvernail: You bet. Thanks.

Operator: Our next question comes from the line of Walter Liptak of Seaport Global. Please proceed with your question.

Mr. Walter Liptak: Hi, good morning. Thanks, guys, for taking my call.

Mr. Andy Silvernail: Hi, Walt.

Mr. Walter Liptak: Uh, wanted to ask about, uh, your midstream business, um, and, uh, which, you know, is really more like downstream because you're taking--uh, it's, you know, pumps and meters I guess that are going from refineries to the retailers, if I'm not mistaken.

Um, but, wondered about your comments on low, uh, project CapEx. And is this the case of, um, kind of like the majors or the--um, you know, the--uh, the oil companies, uh, throwing out the baby with the bathwater and cutting, uh, those, uh, downstream CapEx projects, uh, you know--?

Mr. Andy Silvernail: --Yeah, I think, Walt, what you're seeing, right, is that ripple effect of what would've been monstrous CapEx cut, upstream and how that's filtered itself through the rest of the value stream. And so, you are seeing it play itself out, right?

That being said, the decrease in price and if we see an increase in demand at all, then that will drive that cycle the other way, right? It'll drive the infrastructure cycle around distribution the other way. But, right now, we're certainly seeing in the short term, the negative ripple effects of people being very careful with capital.

Mr. Walter Liptak: Okay. Okay. Got it. Thank you.

Mr. Andy Silvernail: You bet, Walt. Thanks.

Operator: Our next question comes from the line of Matt Summerville of Alembic Global Advisors. Please proceed with your question.

Mr. Matt Summerville: Hey, thanks. Just a couple quick ones. Um, just respect to FSD orders down 10 percent, you look at revenue coming in at 98 million, orders 97, those are sort of the lowest numbers since sometime in, like, 2011 as I recollect. And I know there's been comps and lumpiness along the way.

Mr. Andy Silvernail: Yeah.

Mr. Matt Summerville: But, if sort of the dispensing piece, which is maybe 25, 30 percent of the segment is doing good, as you talked about, just how bad are the other pieces?

Mr. Andy Silvernail: Well, you know, BAND-IT and rescue have both been hit by the forces that we've talked about. We had the very large trailer order fire. So, the base business of fire is actually up, kind of single digits, low to mid-single digits. But, we had that really large, bulk of business over an 18-month period of time of trailers that is much smaller now. I can't remember exactly how large that was, but I want to say that was a $20 million chunk of business at one point.

Mr. Heath Mitts: At one point. It's normalized for sure.

Mr. Andy Silvernail: Yeah. Really, it's really rescue and BAND-IT on a-- if I look at kind of their base business that-- that have been hit by this, with dispensing doing well and then the trailer business that's gone, but the base business of fire--not gone, but smaller--but the base business of fire is doing well.

Mr. Matt Summerville: And then with respect to just the orders in HST, if you can parse kind of the life sciences pieces of the business and then what we can just call the general industrial pieces of the business, how would you characterize incoming order rates in those two groups versus the minus 6 that you recorded?

Mr. Andy Silvernail: Yeah. So, the industrial-facing side has been more challenged. The ceiling side that has oil and gas exposure has gotten whacked. MPT, just in terms of the project business has been soft. Those are kind of--and then I'd say that the micropump gas, which is the other parts of--I'd put in industrial, look a lot like FMT with strength in life science.

Mr. Matt Summerville: Great. And then just I guess one more follow up. As you look at the general industrial pieces of your business, whether it be FMT, whether it be in HST or some of the things that BAND-IT touches, do you get the sense that your customers in distribution are done adjusting their investment levels? Did that get, quote, you know, sort of cleaned up in the latter part of 2015, or are you seeing that continue into early '16, thus adding to--you know, it's just somewhat of a--I'll call it a little bit of a cautious view overall.

Mr. Andy Silvernail: Yeah. So, I said--in the last couple calls, this question about destocking has come up. And what I've said I still hold to you know, we don't have as much exposure to what I'll call commodity distributors, right? What--we're much more playing with value-added distributors who carry much less overall safety stock.

So, for us, anyway, the issue has been end market demand. And it plays itself pretty rapidly through distribution.

That being said, and we've seen this, you know, many times. In these types of environments, everyone does get tighter around inventory. And if you see an uptick, you'll see both a demand uptick, and for us anyway,

I'll call it a modest, restocking uptick. But, it's not a--it's not big for us like it is for a lot of the folks who sell into the more commodity-like, industrial distribution.

Mr. Matt Summerville: Great. Thanks, guys.

Mr. Andy Silvernail: Yep.

Operator: Our next question comes from the line of Joe Giordano of Cowen and Company. Please proceed with your question.

Mr. Joe Giordano: Hey, guys. Thanks for running a little long here, uh, to get everyone on. Appreciate it.

Mr. Andy Silvernail: Joe, no problem.

Mr. Joe Giordano: Uh, I guess, uh, more of a conceptual question, when I think about your China business and talk about being an industrial recession there, um, how do you think about your business over the next decade there and trying to maybe--do you try to adapt your exposures to that market as they try to adapt their markets to be more consumer oriented?

Mr. Andy Silvernail: Well, I think, for us, what you'll see in China, you know, the strength that we've had in China in the last decade has really been driven by industrial, development in the megacity centers, right? And so, as, you know, all kinds of things have been built, and all the infrastructure that goes around with that, our--the--our FMT products, some of our diversified products, that's kind of where that follows.

As you get to more modernization, and I'm going to put modernization into two categories, one is going to be the continued build out of cities that aren't these megacity centers, but-- where population is going to continue to move. It's going to continue to urbanize.

You're going to see a similar type wave there and that I think we'll benefit from. So, what that really means is we've got to make sure that we're moving our sales and applications engineering resources to those parts of the country that are going to see the kind of growth where people are going to be, right? So, that's kind of one.

The second one is, as you see the rest of the country modernize, that's where parts of our HST portfolio and our diversified portfolio start to have strength. So, think about, as medicine becomes more and more important certainly, and testing is more readily available, you're going to see our life science business do well there. You're going to see our material process business do well there. You're going to see our optics business do well in--in that world.

And you're also going to see parts of our rescue business do well. So, think about fire. Think about rescue, as you start to see other parts of the country modernize and industrialize. So, you know, it's a nice lifecycle to our portfolio. And over the next decade, I think it's going to be an important thing for IDEX.

Mr. Joe Giordano: Yeah, I think, uh, HST was really what I was getting at. Uh--.

Mr. Andy Silvernail: --Yeah--.

Mr. Joe Giordano: --What would you say, like, the contribution is from that? Uh, and HST, what's China and HST right now? I'm assuming, on the life science part of HST, it's pretty small, yeah.

Mr. Andy Silvernail: It's small. And it's principally services out of the U.S. and Europe with sales offices in Asia. Um--.

Mr. Joe Giordano: --Sure--.

Mr. Andy Silvernail: --We're pretty careful around IP. And so, we've been careful around there. But, I do see that growing as a proportion meaningfully over the next decade.

Mr. Joe Giordano: Great. Thanks, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Jim Fong of Gabelli and Company. Please proceed with your question.

Mr. Jim Fong: Hi, Andy, Heath.

Mr. Andy Silvernail: Hey, Jim.

Mr. Jim Fong: Thanks for staying late here.

Mr. Andy Silvernail: You bet.

Mr. Jim Fong: Um, so, uh, let me just ask one question. Um, if oil prices start to rebound from these levels and they start pumping again, um, how quickly, uh, would you benefit from that?

Mr. Andy Silvernail: You know, I would say it would look a lot like the negative impact that we had in terms of timing and the upside. Again, we don't have a ton of exposure downhole. And so, you've got that kind of 3 or so percent of our business that really does have that that we get impacted pretty quickly. So, when CapEx spending started getting whacked here last year that 3 percent went to 2 percent pretty quickly, right? I think you'd see that come back relatively quickly.

But, as it played itself through the rest of our business, it'd be more of a slow roll, just like it has been a relatively slow role on the negative side.

Mr. Jim Fong: Uh, so, you would see, like, maybe six months kind of a timeframe where you start feeling some impact. Uh--.

Mr. Andy Silvernail: --I think that's fair, Jim. But, you've got to realize that just the fracking rigs would come on quickly, right, because you have the capacity to do that. But, remember, a lot of the capacity is that the fracking stuff came offline really quickly.

The stuff that's coming offline now is more the offshore stuff that is a heck of a lot harder to get up and going. So, that timeframe--so, six months is maybe a little too short.

Mr. Jim Fong: Right.

Mr. Andy Silvernail: It--maybe it's six months to a year.

Mr. Jim Fong: Right. Oh, okay. Great. Okay. Thanks so much.

Mr. Andy Silvernail: You bet, Jim. Thank you.

Operator: Our next question comes from the line of Nathan Jones of Stifel. Please proceed with your question, Mr. Jones.

Mr. Nathan Jones: Hey, guys. Just a very high-level question. In--well, you've got it to flat organic growth for the year. Can you break that down between what you think the markets are going to grow and what you think you are going to outgrow the markets?

Mr. Andy Silvernail: What level of specificity are you looking for here, Nathan? I'm not sure I understand.

Mr. Nathan Jones: As specific as you can get. I mean, the overall guidance for the company is flat organic growth, right, minus one to plus one. When you built up that forecast, what was market growth? Was it, like, minus two to zero, and you're going to outgrow by a point, or--?

Mr. Andy Silvernail: --Okay. I gotcha. That's exactly right. So, what I think our growth rate, relative to the market is--will be to--by a point, right? So, if you look at the overall market growth, we're building our--our models are somewhere between one and two points. So, if we're at plus one, you know, the markets are at negative one. If we're at negative one, the markets are probably down three.

Mr. Nathan Jones: Perfect. That's helpful. Thank you.

Mr. Andy Silvernail: Yep. You bet.

Operator: There are no further questions in the audio portion of the conference. I would now like to turn the conference back over to Andy Silvernail for closing remarks.

Mr. Andy Silvernail: Well, thank you, all, very much for joining us. I appreciate it. We're all dealing with the realities of a tough industrial world. At the same time when I look at IDEX and I look at the strength of IDEX and how we hold up in this marketplace I think we've done a very, very nice job. And-- and I want to congratulate our teams for operationally delivering, from a capital deployment perspective, doing the right things, and really investing in the long term of IDEX.

So, look forward to talking to you all again here in 90 days. I appreciate your time. Take care.

Operator: This concludes today's teleconference. Thank you for your participation, and you may disconnect your lines at this time.